EXHIBIT 99.1
For Additional Information:

CytRx Corporation:	CEOcast, Inc.
Ed Umali (eumali@cytrx.com)	Investor Contacts:
Director of Corporate Communications	KevinTheiss (ktheiss@ceocast.com)
(310) 826-5648, ext. 309	CormacGlynn (cglynn@ceocast.com)
(212) 732-4300
March 3, 2006
CYTRX ENTERS INTO AGREEMENT FOR $13.4 MILLION PRIVATE PLACEMENT
LOS ANGELES (March 3, 2005) — CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical company engaged in the development and commercialization of human therapeutics, today announced that it has entered into definitive agreements with a group of institutional investors to raise approximately $13.4 million from the private sale of common stock and warrants for the purchase of common stock, with net proceeds to CytRx of approximately $12.4 million after deduction of offering expenses.
Under the terms of the financing, CytRx will sell 10.65 million shares of common stock at $1.26 per share and issue warrants to purchase approximately 5.33 million shares of common stock at an exercise price of $1.54 per share.
T.R. Winston & Company LLC is acting as the lead placement agent on the transaction.
Commenting on the announcement, CytRx’s President and CEO Steven A. Kriegsman, said “We are extremely pleased to have attracted to CytRx a select group of individual and institutional investors whose investment in CytRx will help fund our ongoing clinical development, most notably our Phase II clinical trial targeting amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease). We believe investment by institutions experienced in biotechnology represents an endorsement of the commercial potential of our drug candidates, and this financing will better position CytRx to negotiate strategic alliances that could provide future non-dilutive financing.”
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities discussed herein. The securities offered in the private placement will not be registered under the Securities Act of 1933 or any state securities laws, as the private placement was made only to accredited investors in accordance with Section 4(2) under the Securities Act of 1933 and the rules and regulations promulgated thereunder. In connection with the private placement, CytRx has agreed to file a registration statement to register for resale the common stock issued in the private placement, together with the shares issuable upon exercise of the warrants.
About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company engaged in the development of products. The Company owns three clinical-stage compounds based on its small molecule “molecular chaperone” co-induction technology, as well as a targeted library of 500 small molecule drug candidates that may be used to screen for new drug candidates. CytRx has initiated a Phase II clinical trial with its lead small molecule product candidate arimoclomol for the treatment for amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease). Arimoclomol has received Orphan Drug and Fast Track designation from the U.S. Food and Drug Administration. CytRx has previously announced that a novel HIV DNA + protein vaccine exclusively licensed to CytRx and developed by researchers at UMMS and Advanced BioScience Laboratories, and funded by the National Institutes of Health, demonstrated very promising interim Phase I clinical trial results that indicate its ability to produce potent antibody responses with neutralizing activity against multiple HIV viral strains. For more information, visit CytRx’s Web site at www.cytrx.com.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Examples of such statements include, but are not limited to, statements relating to the expected timing, scope and results of our clinical development and research programs, including the initiation of clinical trials, and statements regarding the potential benefits of our drug candidates and potential drug candidates. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the closing of the transactions described in the press release and the final proceeds that will be received by CytRx, risks or uncertainties related to the outcome and timing of CytRx’s Phase II clinical trial for arimoclomol, uncertainties regarding regulatory approvals for future clinical testing of arimoclomol and the scope of the clinical testing that may eventually be required by regulatory authorities for arimoclomol, uncertainties related to the early stage of CytRx’s RNAi, diabetes, obesity, cytomegalovirus and ALS research, the need for future clinical testing of any RNAi-based product candidates and small molecules that may be developed by CytRx, the significant time and expense that will be incurred in developing any of the potential commercial applications for CytRx’s RNAi technology or small molecules, risks relating to the enforceability of any patents covering CytRx’s products and to the possible infringement of third party patents by those products, and the impact of third party reimbursement policies on the use of and pricing for CytRx’s products. Additional uncertainties and risks are described in CytRx’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last
Form 10-K. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise.
# # #